Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Five9, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-195037, 333-204145, 333-209918, 333-216332, and 333-223362) on Form S-8 of Five9, Inc. (the “Company”) of our report dated February 25, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018 which report appears in the December 31, 2018 annual report on Form 10-K of the Company.

/s/ KPMG LLP
San Francisco, California
February 25, 2019